AMENDMENT TO PORTFOLIO
                              MANAGEMENT AGREEMENT
       BETWEEN USALLIANZ ADVISERS LLC (THE "MANAGER"), USALLIANZ VARIABLE
            INSURANCE PRODUCTS TRUST (THE "TRUST") AND A I M CAPITAL
                   MANAGEMENT, INC. (THE "PORTFOLIO MANAGER")

                           Effective September 8, 2003


In connection with securities transactions for a series of the Trust (a "Fund"), the Portfolio Manager that is (or for whose affiliated person is) entering into the transaction, and any other portfolio manager that is advising an affiliate of the Fund (collectively, the "Portfolio Managers", for the purpose of this Amendment) entering into the transaction are prohibited from consulting with each other concerning transactions for the Fund in securities or other assets.

This prohibition does not apply to communications in connection with the
Manager's: (i) responsibility for evaluating and monitoring the Portfolio Manager(s); (ii) determination of the allocation of assets among the Portfolio Manager(s); and (iii) investment discretion with respect to the investment of Fund assets not otherwise assigned to a portfolio manager.




                     USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

                     By:           /s/ Christopher H. Pinkerton
                     Printed Name: Christopher H. Pinkerton
                     Title:        President


                     USALLIANZ ADVISERS LLC

                     By:           /s/ Jeffrey Kletti
                     Printed Name: Jeffrey Kletti
                     Title:        Senior Vice President



                     A I M CAPITAL MANAGEMENT, INC.

                     By:           /s/ Melville B. Cox
                     Printed Name: Melville B. Cox
                     Title:        VP